NewsRelease		(Williams Logo)

NYSE: WMB

Date:	Nov. 16, 2005

Bill Granberry Joins Williams Board

TULSA, Okla. – William R. “Bill” Granberry has been elected to the Williams (NYSE:WMB) board of directors.

Granberry, 63, has approximately 39 years of experience in oil and gas exploration and production.

He is a partner in Compass Operating, LLC, in Midland, Texas. Compass explores for, develops and produces oil and gas in the Permian Basin of West Texas and southeast New Mexico.

Prior to Compass, Granberry has been a board member, president and chief operating officer of Tom Brown, Inc., and chairman of the board and chief executive officer of Mineral Development, Inc.

Granberry’s career also includes roles as general manager for John H. Hill, an independent oil and gas proprietor; vice president of production and acquisitions for PG&E Resources; and service at Amoco Production Co.

“Bill’s extensive background in oil and gas gives us added counsel and insight as we continue to develop our significant portfolio of natural gas reserves,” said Steve Malcolm, chairman, president and chief executive officer.

“He understands the inner workings of exploration and production and respects the importance of developing, as well as producing, natural resources.”

Granberry has a bachelor’s degree and a master’s degree in petroleum engineering from the University of Texas. The Houston native resides in Midland.

About Williams (NYSE:WMB)
Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. The company also manages a wholesale power business. Williams’ operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, Southern California and Eastern Seaboard. More information is available at www.williams.com.

Contact:	Kelly Swan

Williams (media relations)

(918) 573-6932

Richard George

Williams (investor relations)

(918) 573-3679

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.